Exhibit 3.1

CERTIFICATE OF MERGER

MERGING

ZAPP ELECTRIC VEHICLES, INC.

A DELAWARE CORPORATION

WITH AND INTO

CIIG CAPITAL PARTNERS II, INC.

A DELAWARE CORPORATION

Pursuant to Title 8, Section 251 of the

General Corporation Law of the State of Delaware

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is CIIG Capital Partners II, Inc., a Delaware corporation (the “Company”), and the name of the corporation being merged into this surviving corporation is Zapp Electric Vehicles, Inc., a Delaware corporation (“Merger Sub”).

SECOND: An Agreement and Plan of Merger, dated November 22, 2022 (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales with registered number 10870546, and having its registered office at 5 Technology Park, Colindeep Lane, England, London NW9 6BX, Zapp Electric Vehicles Group Limited, an exempt company incorporated with limited liability under the laws of the Cayman Islands, and Merger Sub, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, executed and acknowledged by each of the Company and Merger Sub in accordance with Title 8, Section 251 of the DGCL.

THIRD: Following the Merger, the Company will continue its existence as the surviving corporation and the separate corporate existence of Merger Sub will cease. The name of the corporation surviving the Merger (the “Surviving Corporation”) shall be Zapp Electric Vehicles, Inc.

FOURTH: Upon the effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”), the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in Exhibit A at (and with effect from and after) the Effective Time until further amended pursuant to the DGCL.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at 87/1 Wireless Road 26/F Capital Tower All Seasons Place Lumpini, Patumwan Bangkok 10330 Thailand.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

[signature page follows]

IN WITNESS WHEREOF, the CIIG Capital Partners II, Inc. has caused this Certificate of Merger to be signed by an authorized officer as of the 28th day of April, 2023.

CIIG CAPITAL PARTNERS II, INC.

By:	/s/ Gavin Cuneo
Name: Gavin Cuneo
Title:	Co-Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF MERGER]

Exhibit A

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZAPP ELECTRIC VEHICLES, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

FIRST:    The name of the Company is Zapp Electric Vehicles, Inc.

SECOND:    The address of the Company’s registered office in the State of Delaware is 300 Creek View Road, Suite 209, Newark, County of New Castle, Delaware 19711, and the name of its registered agent at such address is Universal Registered Agents, Inc.

THIRD:    The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and supplemented.

FOURTH:    The total number of shares of stock which the Company shall have authority to issue is 1,000 having a par value of $0.01 per share. All such shares are Common Stock.

FIFTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

SEVENTH:    No director or officer of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) of a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) of a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the General Corporation Law of the State of Delaware, (iv) of a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) of an officer in any action by or in the right of the corporation. Any amendment, repeal or elimination of this section, or the adoption of any provision of the Certificate of Incorporation inconsistent with this section, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, or repeal. Solely for purposes of this section, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended.

EIGHTH:    Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.